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                                                --------------------------------
                                                          OMB APPROVAL
                                                --------------------------------
                                                OMB Number:         3235-0145
                   UNITED STATES                Expires:     October 31, 1994
          SECURITIES AND EXCHANGE COMMISSION    Estimated average burden
               WASHINGTON, D.C. 20549           hours per response......14.90
                                                --------------------------------


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.          )*
                                           --------

                              ESS Technology, Inc.
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                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   269151-10-6
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                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1746 (12-91)

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 CUSIP NO. 269151-10-8               13G                       PAGE 2 OF 7 PAGES

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  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       THE DAVID Y.W. CHAN TRUST
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)    / /
                                                                 (b)     X
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       CALIFORNIA
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                             1,101,578
      NUMBER OF
                      ----------------------------------------------------------
        SHARES          6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY              0
                      ----------------------------------------------------------
         EACH           7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON               1,101,578
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
         WITH
                             0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,101,578
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       2.83% ,  BASED ON 38,926,386 TOTAL SHARES OUTSTANDING AS OF
       JANUARY 31, 1997.
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP NO. 269151-10-8                 13G                     PAGE 3 OF 7 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       THE EDWARD Y.C. CHAN TRUST

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)    / /
                                                                 (b)     X
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       CALIFORNIA
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                             1,101,576
      NUMBER OF
                      ----------------------------------------------------------
        SHARES          6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY              0
                      ----------------------------------------------------------
         EACH           7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON               1,101,576
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
         WITH
                             0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,101,576
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       2.83% ,  BASED ON 38,926,386 TOTAL SHARES OUTSTANDING AS OF
       JANUARY 31, 1997.
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP NO. 269151-10-8               13G                      PAGE 4 OF 7 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       THE MICHAEL Y.J. CHAN TRUST

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)    / /
                                                               (b)     X
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       CALIFORNIA
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             351,434
      NUMBER OF
                      ----------------------------------------------------------
        SHARES          6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY              0
                      ----------------------------------------------------------
         EACH           7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON               351,434
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
         WITH
                             0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       351,434
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.9% ,  BASED ON 38,926,386 TOTAL SHARES OUTSTANDING AS OF
       JANUARY 31, 1997.
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)           Name of Issuer.

                    ESS Technology, Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices.
                    48401 Fremont Boulevard
                    Fremont, CA 94538

Item 2(a)           Names of Persons Filing.
                    The David Y.W. Chan Trust,
                    The Edward Y.C. Chan Trust,
                    The Michael Y.J. Chan Trust, and

Item 2(b)           Address of Principal Business Office.

                    760 Mahogany Lane, Sunnyvale, CA 94086.

Item 2(c)           Citizenship.

                    Each of The David Y.W. Chan Trust, The Edward Y.C. Chan Trust, and The Michael Y.J. Chan Trust are California Trusts.

Item 2(d)           Title of Class of Securities.

                    Common Stock, no par value

Item 2(e)           CUSIP Number.

                    269151-10-6

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                    (a) ___ Broker Dealer registered under Section 15 of the Act
                    (b) ___ Bank as defined in Section 3(a)(6) of the Act
                    (b) ___ Insurance Company as defined in Section 3(a)(19)
                            of the Act
                    (c) ___ Investment Company registered under Section 8 of the
                            Investment Company Act
                    (d) ___ Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
                    (e) ___ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;
                            see Section 240.13d-1(b)(1)(ii)(F)
                    (f) ___ Parent Holding Company, in accordance with
                            Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
                    (g) ___ Group, in accordance with Section 240.13d-1(b)(1)
                            (ii)(H)

Item 4.  Ownership

(a)      Amount Beneficially Owned                2,554,588

(b)      Percent of Class                              6.56%
         (*based on 38,926,386 shares outstanding as of January 31, 1997)

(c)      Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote                2,554,588

         (ii)  shared power to vote or to direct vote

         (iii) sole power to dispose or to direct disposition of      2,554,588

         (iv)  shared power to dispose or to direct disposition of

Item  5. Ownership of Five Percent or Less of a Class.

                    not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                    not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company.

                    not applicable

Item 8.  Identification and Classification of Members of the Group.

                    The David Y.W. Chan Trust (OO)
                    The Edward Y.C. Chan Trust (OO)
                    The Michael Y.J. Chan Trust (OO)

Item 9.  Notice of Dissolution of the Group.

                    not applicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transactions having such purposes or effect.

         After reasonable inquiry and to the best of my knowledge and believe, I certify that the information set forth in this statement is true, complete and correct.


Date: February 13, 1997                 THE DAVID Y.W. CHAN TRUST
                                        /S/ Sung Kook Kim
                                        ---------------------------
                                        Sung Kook Kim (as trustee
                                        for the Chan family trusts)

                                        THE EDWARD Y.C. CHAN TRUST
                                        /S/ Sung Kook Kim
                                        ---------------------------
                                        Sung Kook Kim (as trustee
                                        for the Chan family trusts)

                                        THE MICHAEL Y.J. CHAN TRUST
                                        /S/ Sung Kook Kim
                                        ---------------------------
                                        Sung Kook Kim (as trustee
                                        for the Chan family trusts)